EXHIBIT 21.1

LIST OF SUBSIDIARIES

•	Converted Organics of California, LLC: A wholly-owned subsidiary of COIN, which includes the operation of our Gonzales, CA facility.

•	Converted Organics of Woodbridge, LLC: A wholly-owned subsidiary of COIN, which includes the discontinued operation of our Woodbridge, NJ facility.

•	Converted Organics of Mississippi, LLC: A wholly-owned subsidiary of COIN, established for the purpose of adding a poultry litter-based fertilizer product to the Company’s existing product lines.

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Converted Organics of Rhode Island, LLC (“RILLC”): An inactive subsidiary of Converted Organics Inc., of which we own 92.5%. RILLC has no assets or liabilities. RILLC was originally established for the purpose of operating a food waste to fertilizer plant in Rhode Island. The only asset that RILLC had acquired was an operating lease from the Rhode Island Resource Recovery Corporation (RIRRC) for a parcel of land which was intended to serve as the site for the planned plant. The Company did not have the resources to begin construction on a plant and therefore entered into a letter of intent to sell the operating lease rights to a third party who would also obtain a license from Converted Organics Inc. to operate the proposed facility. The letter of intent does not remain in effect, as the operating lease reverted back to the RIRRC in the fourth quarter of 2010. The RIRRC is a separate and distinct corporation, operated by the state of Rhode Island for the purpose of operating recycling facilities and the Company has no related party or affiliated relationship with that entity.

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TerraSphere Inc.: A Delaware C corporation and wholly owned subsidiary of COIN, was established to hold COIN’s investment in TerraSphere Systems, LLC (“Systems LLC”) in which COIN acquired a 95% interest on November 12, 2010. Systems LLC owns 85% of TerraSphere Systems Canada Inc. and 100% of PharmaSphere, LLC, which in turn owns 100% of PharmaSphere Worcester, LLC. COIN’s acquisition of its interest in Systems LLC was approved by our shareholders at a special meeting held on September 16, 2010.

•	GoLocalProduceRI, LLC: An 83.34% owned subsidiary of COIN; was acquired on December 30, 2010 for the purpose of building and operating a TerraSphere facility.